Exhibit 5.1

(Arent Fox, LLP Letterhead)
March 6 , 2008

Steven A. Cohen
Attorney
202.775.5742 DIRECT
202.857.6395 FAX
cohen.steven@arentfox.com

PHC, Inc.

200 Lake Street

Suite 102

Peabody, Massachusetts 01960

Gentlemen:

We have acted as counsel for PHC, Inc., a Massachusetts corporation ("PHC" or the “Company”), with respect to the Company’s Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933 as amended, of (i) 600,000 shares of Class A Common Stock, $.01 par value, subject to the PHC, Inc. 2003 Stock Purchase and Option Plan (the “2003 Option Plan”) and (ii) 500,000 shares of Class A Common Stock, $.01 par value, subject to the PHC, Inc. 2005 Employee Stock Purchase Plan, (“the 2005 Purchase Plan”). We may refer to the above-described shares of Class A Common Stock being registered under the 2003 Option Plan and the 2005 Purchase Plan, as the “Shares”.

As counsel to the Company, we have examined such records and documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion. We are of the opinion that the Shares will be, when issued or delivered and paid in full in accordance with the terms of such plans, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ ARENT FOX, LLP